SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2005 (December 31, 2004)

Grey Wolf, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	1-8226	74-2144774
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

10370 Richmond Ave., Suite 600
Houston, TX 77042
(Address and Zip Code of Principal Executive Offices)

(713) 435-6100
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Increase in Credit Limit and Term of Our CIT Facility

     As previously reported, our subsidiary Grey Wolf Drilling Company L.P. is the borrower under a secured, revolving credit facility with a group of lenders led by The CIT Group/Business Credit, Inc. We refer to this credit arrangement as the “CIT Facility.” The CIT Facility was originally entered into in January 1999 and has been amended on several occasions since then. The lenders under the CIT Facility are now The CIT Group/Business Credit, Inc., Wells Fargo Foothill, Inc. and PNC Bank National Association. The loan agreement for the CIT Facility and each of the amendments thereto are filed as exhibits to this report and are incorporated by reference into this report. Defined terms used in this report but not specifically defined have the meanings given them in the loan agreement for the CIT Facility.

     We and our lenders amended the CIT Facility on December 31, 2004 to increase the maximum amount that we are able to borrow from $75.0 million to $100.0 million, to extend the term of the facility from January 2006 to December 31, 2008, and to make other changes to the credit arrangement. Summarized below are the terms of the CIT Facility.

     The CIT Facility now provides us with the ability to borrow up to the lesser of $100.0 million or 50% of the Orderly Liquidation Value of certain drilling rig equipment located in the 48 contiguous states of the United States of America. The CIT Facility also provides that up to $50.0 million of the $100.0 million is available for letters of credit. Outstanding letters of credit reduce the amount available for borrowing under the CIT Facility. The CIT Facility is a revolving facility with automatic renewals after the date it would otherwise expire in 2008, unless terminated by the lender on any subsequent anniversary date and then only upon 60 days prior notice.

     We are allowed to choose between two interest rate options. We may select a floating interest rate that is based on the interest rate offered by Chase Bank to first class banks in the interbank eurodollar market for U.S. dollar deposits for specified principal amounts, commonly referred to as a “LIBOR option,” plus 1.75% to 3.50% per annum. The second option is a floating interest rate based on the prime lending rate offered by Chase Bank from time to time, plus 0.25% to 1.50% per annum. Our interest rate under both of these options is the highest when our Debt Service Coverage Ratio is less than or equal to 1.1 to 1.0 and the lowest when it is greater than 2.0 to 1.0.

     Substantially all of our assets, including our drilling equipment, are pledged as collateral under the CIT Facility. Grey Wolf, Inc. and certain of its wholly-owned subsidiaries each guarantee all indebtedness under the CIT Facility. However, we retain the option to extract up to $75.0 million of the equipment out of the collateral pool in connection with the sale or exchange of such equipment or relocation of the equipment outside the 48 contiguous states of the United States of America. Our ability to do so depends on a number of conditions. These include the condition that we retain drilling equipment collateral having an Orderly Liquidation Value of at least $400.0 million after the proposed extraction of collateral. Our loans and undrawn letters of credit under the facility immediately before the withdrawal of collateral must also be less than the lesser of $100.0 million or 25% of the Orderly Liquidation Value of the remaining collateral.

     We currently have no outstanding balance under the CIT Facility but had $18.8 million of undrawn letters of credit as of the date of this report. These standby letters of credit are for the benefit of various insurance companies as collateral for premiums and retained losses which may become payable under the terms of the underlying insurance contracts and for other purposes.

     The CIT Facility contains numerous affirmative and negative covenants. We believe we are in compliance with these covenants in all material respects. Among the various covenants that we must satisfy under the CIT Facility are the following two covenants which apply whenever our Total Available Liquidity (which generally means the sum of our cash, cash equivalents and availability under the CIT Facility) falls below $35.0 million:

•	Coverage Ratio — We must maintain a ratio of Consolidated Adjusted EBITDA (which is earnings before interest, income taxes, depreciation and amortization less maintenance capital expenditures) to Consolidated Debt Service of at least 1.0 to 1.0, as tested monthly on a trailing 12 month basis.

•	Minimum Tangible Net Worth — Our Consolidated Tangible Net Worth at the end of each quarter must be at least equal to our Consolidated Tangible Net Worth as of the end of the prior year, less non-cash write-downs since the prior year-end and less fixed amounts for each quarter end for which the test is calculated, these amounts being $7.5 million for March 31, $15.0 million for June 30, $22.5 million for September 30 and $30.0 million for December 31.

     We have also agreed in the Loan Agreement to not allow the Orderly Liquidation Value of our Qualified Domestic Rigs, a term that includes most of our domestic rigs including those in inventory, to fall below $300.0 million. We are obligated to provide an appraisal of Orderly Liquidation Value to our lenders at least annually, but more frequently under some circumstances. For example, if our Domestic Rig Utilization Rate falls below 45% for two consecutive months, our lenders would have the option to request one additional appraisal per year to aid in determining the current Orderly Liquidation Value of our drilling equipment. Domestic Rig Utilization Rate generally means our average rig utilization expressed as a percentage obtained by calculating the total number of rigs we owned which we were operating under drilling contracts in the 48 contiguous states of the United States of America during the two-month period and dividing it by the total number of rigs we owned during the same two-month period, excluding rigs not capable of working without substantial capital investment.

     We are required to make mandatory pre-payments of outstanding indebtedness under the CIT Facility under some circumstances including the sale of substantial amounts of assets or insured losses of our drilling equipment. Certain substantial sales of assets will also reduce the maximum amount of credit available under the CIT Facility. Additionally, if the total amount outstanding under the CIT Facility (including outstanding letters of credit) exceeds 50% of the Orderly Liquidation Value of our domestic rigs, we are required to make a prepayment in the amount of the excess.

     Events of default under the CIT Facility include, in addition to non-payment of amounts due, misrepresentations and breach of loan covenants and certain other events including:

•	our default with respect to other indebtedness in excess of $350,000 in the aggregate;

•	we have legal judgments entered against us in excess of $350,000 in the aggregate; or

•	a Change of Control Event occurs, which generally means that we cease to own 100% of our two principal subsidiaries, some person or group has either acquired beneficial ownership of 30% or more of the outstanding common stock of Grey Wolf, Inc. or obtained the power to elect a majority of our board of directors, or our board of directors ceases to consist of a majority of Continuing Directors.

     To obtain the increase in credit under the CIT Facility we paid a loan facility fee of $272,500 and will pay the fees and expenses of lenders’ legal counsel. We also paid a Collaterial Management Fee to CIT of $50,000 for 2005 and are obligated to pay the same amount annually thereafter during the term of the facility. We are required to pay a quarterly Commitment Fee to our lenders based upon the amount remaining unborrowed under the facility. The amount of the fee is 0.5% per annum if the daily average of our unutilized credit is $75.0 million or more during the quarter, or if that daily average is less than $75.0 million the fee is 0.375% per annum. Outstanding but undrawn letters of credit accrue a fee of 1.25% per annum payable quarterly in arrears. If we voluntarily terminate the CIT Facility before certain dates, we are obligated to pay substantial Early Termination Fees. The Early Termination Fee would be computed as 0.5% of the maximum available credit under the facility ($500,000) if we terminate the facility before December 31, 2006, and 0.25% ($250,000) if we voluntarily terminate the facility on or after December 31, 2006, but before December 31, 2007.

     The summary of the CIT Facility does not address all the provisions of the loan documents relating to the CIT Facility and we urge you to review the exhibits filed with this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Filed Herewith or
Exhibit No.	Description	Incorporated by Reference From:
10.1	Loan Agreement, dated January 14, 1999, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.1 to Current Report of Grey Wolf, Inc. on Form 8-K filed as of January 26, 1999.

Exhibit No.	Description	Filed Herewith or Incorporated by Reference From:
10.2	First Amendment to the Loan Agreement dated December 20, 2001, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.11 to Annual Report on Form 10-K for the year ended December 31, 2001.

10.3	Second Amendment to the Loan Agreement, dated February 7, 2003, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.24 to Annual Report on Form 10-K for year ended December 31, 2002.

10.4	Third Amendment to the Loan Agreement dated May 1, 2003, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 5, 2004.

10.5	Fourth Amendment to the Loan Agreement, dated March 25, 2004, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor)) and CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.2 to Quarterly Report on Form 10-Q filed May 5, 2004.

10.6	Fifth Amendment to the Loan Agreement, dated December 31, 2004, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Filed herewith

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2005

GREY WOLF, INC.

/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President and Chief Financial
Officer

INDEX TO EXHIBITS

Exhibit No.	Description	Filed Herewith or Incorporated by Reference From:
10.1	Loan Agreement, dated January 14, 1999, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.1 to Current Report of Grey Wolf, Inc. on Form 8-K filed as of January 26, 1999.

10.2	First Amendment to the Loan Agreement dated December 20, 2001, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.11 to Annual Report on Form 10-K for the year ended December 31, 2001.

10.3	Second Amendment to the Loan Agreement, dated February 7, 2003, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.24 to Annual Report on Form 10-K for year ended December 31, 2002.

10.4	Third Amendment to the Loan Agreement dated May 1, 2003, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 5, 2004.

10.5	Fourth Amendment to the Loan Agreement, dated March 25, 2004, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor)) and CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Exhibit 10.2 to Quarterly Report on Form 10-Q filed May 5, 2004.

Exhibit No.	Description	Filed Herewith or Incorporated by Reference From:
10.6	Fifth Amendment to the Loan Agreement, dated December 31, 2004, by and among Grey Wolf Drilling Company, L.P. (as borrower,) Grey Wolf, Inc. and various subsidiaries (as guarantor) and the CIT Business Credit, Inc. (as agent) and various financial institutions (as lenders).	Filed herewith